Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 6 to the Registration Statement on Form N-2 of our report dated May 18, 2017 relating to the Statement of Net Assets, which appears in AllianzGI Convertible & Income 2024 Target Term Fund’s Financial Statements in the Pre-Effective Amendment No. 5 to the registration statement on Form N-2 as of May 10, 2017.

New York, New York

June 21, 2017